Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS	AUSTIN BEIJING DALLAS
77002-4995 TEL +1 713.229.1234	DUBAI HONG KONG HOUSTON
FAX +1 713.229.1522	LONDON
www.bakerbotts.com	MOSCOW
NEW YORK
PALO ALTO
RIYADH
WASHINGTON

November 21, 2008
066821.0238
Noble Corporation
Noble Holding International Limited
c/o Noble Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-3 (Registration No. 333-155421) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Noble Corporation, a Cayman Islands exempted company limited by shares (“Noble”), Noble Drilling Corporation, a Delaware corporation (“Noble Drilling”), and Noble Holding International Limited, a Cayman Islands exempted company limited by shares (“NHIL”), under the Securities Act of 1933, as amended (the “Act”), relating to (i) unsecured senior debt securities of Noble and unsecured subordinated debt securities of Noble, together with related guarantees; (ii) depositary shares representing preferred shares of Noble and evidenced by depositary receipts; (iii) unsecured senior debt securities of Noble Drilling and unsecured subordinated debt securities of Noble Drilling, together with related guarantees; and (iv) unsecured senior debt securities of NHIL and unsecured subordinated debt securities of NHIL, together with related guarantees (collectively, the “NHIL Debt Securities”), certain legal matters in connection with the Notes and the Guarantee (each as defined below) are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to Noble’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
     The Registration Statement has been filed with the Commission and became effective upon filing. A related prospectus dated November 18, 2008, as supplemented by a prospectus supplement dated November 18, 2008 (as so supplemented, the “Prospectus”) relating to the Notes (as defined below), has been filed by NHIL and Noble with the Commission pursuant to Rule 424(b) under the Act. On November 18, 2008, Noble and NHIL entered into an Underwriting Agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”) providing for the issuance and sale by NHIL to the Underwriters of $250,000,000 aggregate principal amount of NHIL’s 7.375% Senior Notes due 2014 (the “Notes”), to be fully and unconditionally guaranteed (the “Guarantee”) by Noble, as guarantor (the “Guarantor”).
     The opinions set forth herein relate only to certain matters regarding the Notes and the Guarantee. Maples and Calder, Cayman Islands counsel to NHIL and Noble, has delivered its

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opinion relating to certain additional matters regarding the Notes and the Guarantee, which opinion is to be filed as Exhibit 5.2 to the
Form 8-K.
     In our capacity as your counsel in the connection referred to above, we have examined (a) the Registration Statement, (b) the Prospectus, (c) the Indenture between NHIL and The Bank of New York Trust Company, N.A., as trustee, in the form of Exhibit 4.1 to the Form 8-K (the “Base Indenture”), and (d) the First Supplemental Indenture among NHIL, the Guarantor and The Bank of New York Trust Company, N.A., as trustee, in the form of Exhibit 4.2 to the Form 8-K (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), pursuant to which the Notes will be issued. We have also examined originals, or copies certified or otherwise identified, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to such opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of NHIL and the Guarantor. In connection with such opinions, we have assumed that (i) the Base Indenture has been duly authorized, executed and delivered by NHIL and represents a legal, valid and binding obligation of the Trustee, (ii) the Supplemental Indenture has been duly authorized, executed and delivered by NHIL, the Guarantor and the Trustee and represents a legal, valid and binding obligation of the Trustee, and (iii) NHIL and the Guarantor have the corporate power and authority to enter into the Base Indenture and the Supplemental Indenture, as applicable, and issue and sell the Notes and the Guarantee.
     Based upon and subject to the foregoing, we are of the opinion that the Notes, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute legal, valid and binding obligations of NHIL and will be entitled to the benefits of the Indenture, and the Guarantee will constitute the legal, valid and binding obligation of the Guarantor, enforceable in each case against NHIL and the Guarantor, as the case may be, in accordance with their respective terms, except as the enforceability thereof is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     The opinions set forth above are limited in all respects to matters of the law of the State of New York and applicable United States federal law.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.